RF INDUSTRIES, LTD.	For Immediate Release

Investor Contact: Robert Jacobs Jacobs Consulting (310) 477 - 3118 robert.jacobs@jacobscon.com	Company Contact: James Doss President & CFO (858) 549-6340 rfi@rfindustries.com

RF Industries' Third Quarter Sales Increase 51% to a Record

$7,472,000; Consolidated Net Income is $0.10 per Diluted Share

Nine Months Sales Increase 46%; Consolidated Net Income is $0.19 per Diluted Share

Company Declares Regular Quarterly Cash Dividend of $0.05 per Common Share

SAN DIEGO, CA, September 10, 2012 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced record quarterly sales and consolidated net income for the third quarter ended July 31, 2012. Net sales increased 51% to a quarterly record $7,472,000 compared to $4,948,000 in the same quarter last year. Consolidated net income was a quarterly record $735,000, or $0.10 per diluted share, compared to consolidated net income of $65,000, or $0.01 per share in the same quarter last year. Consolidated net income for the third quarter last year was affected by non-recurring expenses of approximately $562,000 associated with the acquisition of Cables Unlimited and certain stockholder issues and activities.

RFI also announced that its Board declared a regular quarterly cash dividend of $0.05 per common share, payable October 15, 2012 to shareholders of record on September 30, 2012.

Third Quarter Review

"Our focus in the acquisition of Cables Unlimited (CU) in June, 2011 was to capitalize on RFI's strong product distribution to the wireless industry. Working closely with our distributors, Cables Unlimited designed and introduced the new OptiFlexTM power and fiber optic cabling system for high-speed wireless antenna towers. Multiple larger orders for OptiFlex supports our strategy of leveraging RFI's wireless product line by incorporating fiber optic and power components.

"Total operating profits increased to $1,094,000 compared to breakeven in the same period last year. We anticipate that strong performance from all business segments should lead to record sales in the fourth quarter ending October 31, 2012", said Howard Hill, RFI's CEO.

RF Connector and Cable Assembly segment sales increased 18% to a record $3,871,000 compared to $3,274,000 in the same quarter last year. Operating income for this segment was $669,000, compared to an operating loss of $99,000 in the same period last year. The segment's loss in the third quarter last year was due to the total of $562,000 in non-recurring acquisition related and other expenses, as discussed above.

Cables Unlimited's third quarter sales were a record $2,728,000, compared to sales of $909,000 for the 46 day period after its acquisition on June 15, 2011 last year. Gross margin was 35% compared to 37% of sales in the same quarter last year, while operating profitability significantly improved to $446,000, or 16% of sales, compared to $97,000, or 11% of sales in the same quarter last year.

"During the third quarter, CU announced receipt of orders totaling $1,400,000 for its newly designed OptiFlexTM Hybrid Custom Fiber Optic & DC Power Cabling solution and shipped a significant portion of these orders during the quarter. We are extremely encouraged by the subsequent receipt of additional similar-sized orders for this new product", said Hill.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries' Third Quarter Sales Increase 51% to a Record $7,472,000

September 10, 2012

Page Two

Bioconnect sales increased 12% to a third quarter record $570,000 compared to $510,000 in the same period last year. Gross margin declined to 39% from 41% of sales due to higher raw materials costs. Operating income declined slightly to $116,000 compared to $121,000 in the same quarter last year as Bioconnect increased hiring and invested in the development of new products for the coming year.

RF Wireless sales increased 19% to $304,000 from $255,000 in the same quarter last year. A change in product mix, combined with customer requested rescheduling of RadioMobile product shipments to a public service organization lowered segment gross margin to 26% compared to 39% of sales in the same quarter last year. The operating loss for this segment was $138,000 compared to $118,000 in the same quarter last year.

"RadioMobile's product shipments associated with its $2,600,000 contract with the Los Angeles County Fire Department have been rescheduled for delivery in the current fourth quarter and remainder of calendar 2012. We anticipate significant improvement in RF Wireless sales and profitability in the next two quarters", said Hill.

As of July 31, 2012, RFI reported cash and cash equivalents of $5,630,000, working capital of $13,719,000, a current ratio of 6 to 1, no long-term debt and stockholders' equity of $19,094,000, or $2.77 per outstanding share.

Nine Months Review

For the nine months ended July 31, 2012, sales increased 46% to $19,703,000 compared to $13,479,000 in the same period last year. Gross margin for the first nine months of fiscal 2012 declined to 45% compared to 51% of sales, primarily due to higher sales of lower-margin products at Cables Unlimited. Consolidated net income increased 77% to $1,455,000, or $0.19 per diluted share, compared to $823,000, or $0.12 per diluted share, in the same period last year.

For the nine month period RF Connector and Cable Assembly segment sales increased 2% to $10,391,000 from $10,144,000 in the same period last year, led by a 6% increase in sales at the RF Connector division. Segment gross margin was 52% compared to 54% in the same period last year. Operating income for this segment was $1,155,000 compared to $1,136,000 for the first nine months of fiscal 2011.

Sales at Cables Unlimited were $6,008,000 for the first nine months of fiscal 2012, compared to sales of $909,000 in the 46 day period after CU's acquisition on June 15, 2011. Gross margin was 34% compared to 37% of sales for the comparable periods. Operating income was $648,000, or 11% of sales for the nine month period, compared to $97,000, or 11% of sales in the same period last year.

Bioconnect sales increased 11% to $2,012,000 for the nine month period, compared to $1,809,000 in the same period last year, helping to raise gross margin to 42% from 39% of sales in the same period last year. Higher gross margin and lower selling and general expenses, as a percent of sales, increased operating income 30% to $556,000 compared to $427,000 for the same period last year.

RF Wireless segment sales increased 109% to $1,293,000, compared to $617,000 in the same period last year. Gross margin for both periods was 42%. Higher sales and reduced selling and general expenses improved operating profits by $366,000, resulting in a nine month operating loss of $143,000 compared to an operating loss of $509,000 for the same period of fiscal 2011.

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RF Industries' Third Quarter Sales Increase 51% to a Record $7,472,000

September 10, 2012

Page Three

For fiscal 2012 to date, under the Company's previously announced stock repurchase program, RFI has repurchased 324,871 common shares in open market or private transactions.

Third Quarter Conference Call

RFI has scheduled a conference call this morning, Monday, September 10, 2012, at 12:00 p.m. EDT to discuss its results for the quarter. The dial in number is (800) 901-5213 and the passcode is #19367094. A simultaneous webcast of the call can be accessed from the Investor Info page at www.rfindustries.com. A replay will be available after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #41930510, after 2:00 p.m. EDT.

About RF Industries

RFI manufactures, designs and distributes Radio Frequency (RF) connectors and cable assemblies, medical cabling products, RF wireless products, and fiber optic cable products. Coaxial connectors, cable assemblies and custom microwave RF connectors are used for Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies. Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market. RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions. Fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; unexpected difficulties or delays in implementing the new wireless system upgrade to the Los Angeles County Fire Department's existing remote communications equipment; and the Company's reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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  RF INDUSTRIES, LTD.

  PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

  (in thousands, except per share and share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2012	2011	2012	2011

Net sales	$7,472	$4,948	$19,703	$13,479
Cost of sales	4,119	2,532	10,825	6,657

Gross profit	3,353	2,416	8,878	6,822

Operating expenses:
Engineering	261	274	835	904
Selling and general	1,998	2,141	5,847	4,768

Total operating expenses	2,259	2,415	6,682	5,672

Operating income	1,094	1	2,196	1,150

Interest income	11	1	35	23

Income before provision for income taxes	1,105	2	2,231	1,173

Provision for income taxes	370	(63)	776	350

Consolidated net income	735	65	1,455	823

Net income attributable to deconsolidation of VIE	--	1	2	1

Net income attributable
to RF Industries & Subsidiary	$735	$64	$1,453	$822

Basic earnings per share:
Attributable to RF Industries & Subsidiary	$0.11	$0.01	$0.21	$0.13
Attributable to VIE	0.00	0.00	0.00	0.00
Consolidated basic earnings per share	$0.11	$0.01	$0.21	$0.13

Diluted earnings per share:
Attributable to RF Industries & Subsidiary	$0.10	$0.01	$0.19	$0.12
Attributable to VIE	0.00	0.00	0.00	0.00
Consolidated diluted earnings per share	$0.10	$0.01	$0.19	$0.12

Weighted average shares outstanding
Basic	6,867,073	6,486,577	6,914,450	6,131,944
Diluted	7,625,085	7,463,169	7,657,546	7,085,996

Dividends paid and payable	343,178	2,313,354	1,038,408	2,528,675

RF INDUSTRIES, LTD. AND SUBSIDIARY

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share amounts)

	Jul. 31,	Oct. 31,
	2012	2011
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$5,630	$1,761
Restricted cash	--	67
Certificates of deposit	--	4,095
Trade accounts receivable, net	3,140	2,606
Inventories	6,756	6,189
Prepaid income taxes	--	572
Other current assets	594	512
Deferred tax assets	611	611
TOTAL CURRENT ASSETS	16,731	16,413
Property and equipment, net	1,206	2,443
Goodwill	3,076	3,076
Amortizable intangible assets, net	1,682	1,866
Non-amortizable intangible assets	410	410
Note receivable from stockholder	67	67
Other assets	32	103
TOTAL ASSETS	$23,204	$24,378

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,182	$521
Accrued expenses	1,691	1,580
Mortgages payable	--	1,394
Income taxes payable	139	--
TOTAL CURRENT LIABILITIES	3,012	3,495
Deferred tax liabilities	1,072	1,072
Other long-term liabilities	26	133
TOTAL LIABILITIES	4,110	4,700
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock - authorized 20,000,000 shares of $0.01 par
value; 6,889,424 and 7,110,507 shares issued and outstanding	69	71
Additional paid-in capital	11,682	11,382
Retained earnings	7,343	8,011
Total RF Industries Ltd. and Subsidiary	19,094	19,464
Noncontrolling interest	--	214
TOTAL EQUITY	19,094	19,678
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,204	$24,378

THIRD QUARTER SEGMENT SALES AND OPERATING INCOME

(in thousands) (unaudited)

	RF Connector &		Cables			RF
	Cable Assembly		Unlimited		Bioconnect	Wireless	Total

Fiscal 2012

Net sales	$3,871		$2,728		$570	$304	$7,472
Operating Income	669		446		116	(138)	1,094

Fiscal 2011

Net Sales	3,274		909	(2)	510	255	4,948
Operating Income	$(99	)(1)	$97		$121	$(118)	$0

(1) Operating income in Q3 2011 was affected by $562,000 in non-recurring and other one-time expenses.

(2) Reflects partial quarter results from Cables Unlimited, acquired on June 15, 2011.